Valeritas’ V-Go® Wearable Insulin Delivery Device, Combined with a Simplified Insulin Titration Algorithm, Demonstrates Significant Reductions in A1C and Insulin Requirements in Patients with Type 2 Diabetes

BRIDGEWATER, New Jersey, November 3, 2017 --- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies, announced today positive findings from a analysis conducted combining its V-Go® Wearable Basal plus Bolus Insulin Delivery Device with a weekly physician-driven, simplified prandial-focused insulin titration algorithm. Achievement of glycemic targets occurred in 2/3 of patients and patient reported hypoglycemia was decreased by study end utilizing this therapeutic approach to insulin management. Results from this study will be presented today at the 17th Annual Diabetes Technology Meeting in Bethesda, Maryland during a poster session.

“This proof-of-concept study demonstrates that a simplified prandial or bolus focused weekly insulin titration algorithm in patients with Type 2 diabetes (T2D) prescribed V-Go can be used effectively and safely, leading to significantly improved glycemic control while also lowering the mean total daily insulin dose of insulin,” said John Timberlake, President and Chief Executive Officer of Valeritas. “The results are very promising and support the importance of addressing post prandial glucose to achieve glycemic targets.”

MOTIV4CONTROL - Managing Optimization and Titration of Insulin delivery with V-Go 4 improved glycemic control - Evaluation of a Simplified Insulin Dosing Algorithm in Patients Prescribed a Novel Wearable Insulin Delivery.

This retrospective analysis conducted by Dr. Sandip Mehta of Texas Star Adult Medicine and the Texas Health Research & Education Institute evaluated the safety and efficacy of a physician-driven insulin titration algorithm in adult patients diagnosed with T2D prescribed V-Go. Daily four-point (fasting and 2-hour postprandial breakfast, lunch, and dinner) self-monitored blood glucose profiles were used for weekly V-Go titration decisions. Based on the algorithm, bolus up-titration was recommended weekly when 2-hour postprandial averages exceeded 170 mg/dl and down-titrated when 2-hour postprandial averages were below 100 mg/dl. Basal doses were adjusted as needed following the optimization of prandial dosing. Fifteen patients in this proof of concept study were evaluated after four months of V-Go use with insulin dose adjustments occurring predominantly during the first three weeks. An A1C target of 7.5% or lower was achieved in 67% of patients and a mean significant A1C reduction of 1.6% (8.7 to 7.1%; p<0.001) was observed with a significant decrease in the mean total daily dose of insulin (144 to 60 U/day; p=0.002). Hypoglycemia prevalence decreased from 23% at baseline to 7% of patients by month four.

“Identifying solutions that lead to improved care for patients with diabetes is a common goal.” said Sandip Mehta, DO. “Insulin dosing and administration can be complex, however, these findings support a simplified and effective solution for insulin management, which can be life-changing for people with diabetes.”

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, wearable, basal-bolus insulin delivery device for patients with type 2 diabetes that enables patients to administer a continuous preset basal rate of insulin over 24 hours. It also provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts. For more information, please visit www.valeritas.com.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
610-368-6505
ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
(206) 451-4823
pr@valeritas.com